As filed with the Securities and Exchange Commission on August 5, 2010.

Registration No. 333-57102

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SYBASE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-2951005
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Sybase Drive

Dublin, California 94568

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Daniel R. Carl

Vice President, General Counsel and Secretary

SYBASE, INC.

One Sybase Drive

Dublin, California 94568

(925) 236-5000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Michael J. Kennedy

Michael S. Dorf

Shearman & Sterling LLP

525 Market Street, Suite 1500

San Francisco, CA 94105

(415) 616-1100

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-4, File No. 333-57102 (the “Registration Statement”), of Sybase, Inc. (the “Company”), which was originally filed with the Securities and Exchange Commission on March 15, 2001, and as subsequently amended, pertaining to the Company’s offer to exchange each outstanding share of common stock of New Era of Networks, Inc. (“NEON”) for 0.3878 of a share of the Company’s common stock, par value $0.001, in connection with the Company’s acquisition of NEON.

On July 29, 2010, pursuant to an Agreement and Plan of Merger dated as of May 12, 2010 among SAP America, Inc. (“SAP”), Sheffield Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of SAP, and the Company, Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of SAP (the “Merger”).

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of California, U.S.A. on August 5, 2010.

SYBASE, INC.

By:	/s/ Daniel R. Carl
Name:	Daniel R. Carl
Title:	Vice President, General Counsel and Secretary